Exhibit 99.1

News Release	Zep Inc. 1310 Seaboard Industrial Blvd., NW Atlanta, GA 30318 www.zepinc.com

Company Contact:

Jill Gilmer

Zep Inc.

404-605-8614

Zep Inc. Board of Directors Elects Philip A. Theodore

Vice President and General Counsel

Atlanta, GA, July 21, 2010 – Zep Inc. (NYSE:ZEP) today announced that it has selected Philip A. Theodore to serve as Vice President, General Counsel. He will also serve as Corporate Secretary. With more than thirty years of experience, Mr. Theodore has managed the corporate legal function at various public companies and has extensive domestic and international acquisition experience. In addition, Mr. Theodore has been actively involved in the establishment of public company capital structures, corporate governance practices, and has been a valued advisor on a variety of strategic, operational, and commercial initiatives.

“A key element of our profitable growth strategy includes actively seeking acquisition opportunities that will expand Zep Inc.’s access to market and executing effectively. With the extensive public company and private practice experience Phil brings, we know that he will be a solid contributor and strong addition to our management team as we execute our strategies.” said John K. Morgan, Chairman, President and Chief Executive Officer of Zep Inc.

Previously, Mr. Theodore served as general counsel at various public companies including John H. Harland Company and Serologicals Corporation. Earlier in his career, he served as a partner in the corporate practice of Atlanta-based King & Spalding LLP for more than twenty years.

About Zep Inc.

Zep Inc. is a leading producer, marketer, and service provider of a wide range of cleaning and maintenance solutions for commercial, industrial, institutional, and consumer end-markets. Zep Inc.’s product portfolio includes anti-bacterial and industrial hand care products, cleaners, degreasers, deodorizers, disinfectants, floor finishes, sanitizers, and pest and weed control products, as well as high performance products and professional grade chemical products for the automotive, fleet maintenance, industrial/MRO supply, institutional supply and motorcycle markets through newly acquired Amrep, Inc. The Company markets these products and services under well recognized and established brand names, such as Zep®, Zep Commercial®, Zep Professional™, Enforcer®, National Chemical®, Selig™, Misty®, Next Dimension™, Petro®, i-Chem® and a number of private labeled brands, some of which have been in existence for more than 100 years. Zep Inc.’s headquarters are in Atlanta, Georgia. Visit the company’s website at www.zepinc.com.

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